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                                                                     EXHIBIT 4.2

                          XPEDIOR STOCK INCENTIVE PLAN

                                       I.
                                     PURPOSE

     1.1 PURPOSE. The purpose of the XPEDIOR STOCK INCENTIVE PLAN (the "Plan") is to provide a means through which Xpedior Incorporated, a Delaware corporation (the "Company"), may attract able persons to serve as employees, directors, consultants, or advisors of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, may acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, consultant, advisor, or director as provided herein.

                                       II.
                                   DEFINITIONS

     2.1 DEFINITIONS. The following definitions shall be applicable throughout the Plan, unless specifically modified by any Paragraph:

          2.1.1 "AFFILIATE" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such other person.

          2.1.2 "AWARD" means, individually or collectively, any Option or Restricted Stock Award.

          2.1.3 "BOARD" means the Board of Directors of the Company.

          2.1.4 "CAUSE" shall mean "cause" as defined in Holder's employment agreement or consulting agreement with the Company or any Affiliate and, in the absence of such an employment agreement or consulting agreement or such a definition, "Cause" shall mean a determination by the Committee that Holder (i) has engaged in negligence or willful misconduct in the performance of his duties, (ii) has substantially failed to meet any material expectations associated with Holder's employment, director, or consulting position, because of substandard performance by Holder, (iii) has been convicted of a misdemeanor involving moral turpitude or of any felony, (iv) has willfully refused without proper legal reason to perform his duties and responsibilities, (v) has materially breached any corporate policy or code of conduct established by the Company or an Affiliate, (vi) has breached any provision of any agreement with the Company or any Affiliate, or (vii) has engaged in dishonest or fraudulent conduct with respect to the business, reputation, or affairs of the Company or any Affiliate.

          2.1.5 "CHANGE OF CONTROL VALUE" means the amount determined in accordance with Paragraph 9.4.

          2.1.6 "CODE" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

          2.1.7 "COMMITTEE" means a committee of the Board that is selected by the Board as provided in Paragraph 4.1.

          2.1.8 "COMMON STOCK" means the common stock, par value $0.01 per share, of the Company.

          2.1.9 "COMPANY" means Xpedior Incorporated, a Delaware corporation.


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          2.1.10 "CONSULTANT" means any person who is not an Employee and who is providing advisory or consulting services to the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

          2.1.11 "CORPORATE CHANGE" means either (i) any merger, share exchange, consolidation, recapitalization, or reorganization of the Company, (ii) the Company sells, leases, or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets to any other person or entity (other than Metamor Worldwide, Inc. and its Affiliates), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity (other than Metamor Worldwide, Inc.), including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) at such time as the Common Stock is registered under the 1934 Act, as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board; provided, however, that the following shall not be a Corporate Change: (A) any merger, share exchange, consolidation, recapitalization, or reorganization or any sale, lease, exchange, or similar transaction, which involves solely the Company and one or more entities that were wholly-owned, directly or indirectly, by the Company immediately prior to such event, (B) any transaction or series of integrated transactions immediately following which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold immediately following such transaction or series of transactions 50% or more of the voting stock (based upon voting power) of (1) any entity that owns, directly or indirectly, the stock of the Company, (2) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged, and (C) any merger, share exchange, consolidation, recapitalization, or reorganization or any sale, lease, exchange, or similar transaction as contemplated in clauses (i) through (v) above, which involves the Company if immediately prior to such event more than 50% of the outstanding shares of the Company's voting stock (based on voting power) is owned by Metamor Worldwide, Inc.

          2.1.12 "DETRIMENTAL ACTIVITY" means a determination by the Company that one or more of the following has occurred without the written consent of the Company: (i) Holder has breached or violated any employment-related agreement between Holder and the Company or an Affiliate; (ii) Holder has breached or violated any other written agreement or release of claims between Holder and the Company or an Affiliate; (iii) Holder has violated a written policy of the Company or an Affiliate; (iv) Holder has improperly used or disclosed, either during or subsequent to his employment with the Company and its Affiliates, any proprietary or confidential information of the Company or any Affiliate; or (v) Holder has been convicted of, or has entered a guilty plea with respect to, a felony crime, whether or not connected with the Company or any Affiliate.

          2.1.13 "DIRECTOR" means (i) an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date and (ii) for purposes of and relating to eligibility for the grant of an Award, also means an individual elected to the board of directors of any parent or subsidiary corporation (as defined in section 424 of the Code).

          2.1.14 "EMPLOYEE" means any person in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

          2.1.15 "FAIR MARKET VALUE" means, as of any specified date, the closing sales price of the Common Stock (i) reported on the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national securities exchange, reported on the stock exchange composite tape on that date; or, in either case, if no sales occur on that date, on the last preceding date on which such sales of the Common Stock occur. If the Common Stock is not traded on the National Market System of NASDAQ or a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.


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          2.1.16 "FORFEITURE RESTRICTIONS" shall have the meaning assigned to such term in Paragraph 8.1.

          2.1.17 "HOLDER" means an Employee, Consultant, or Director who has been granted an Award.

          2.1.18 "INCENTIVE STOCK OPTION" means an incentive stock option within the meaning of section 422 of the Code.

          2.1.19 "1934 ACT" means the Securities Exchange Act of 1934, as amended.

          2.1.20 "OPTION" means an Award granted under Section VII and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

          2.1.21 "OPTION AGREEMENT" means a written agreement between the Company and a Holder with respect to an Option.

          2.1.22 "PLAN" means the Xpedior Stock Incentive Plan, as amended from time to time.

          2.1.23 "RESTRICTED STOCK AGREEMENT" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

          2.1.24 "RESTRICTED STOCK AWARD" means an Award granted under Section VIII.

          2.1.25 "STOCK APPRECIATION RIGHT" shall have the meaning assigned to such term in Paragraph 7.4.

     2.2 NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

     2.3 HEADINGS. The headings of Sections and Paragraphs herein are included solely for convenience, and, if there is any conflict between such headings and the text of the Plan, the text shall control. All references to Sections and Paragraphs are to this document unless otherwise indicated.

                                      III.
                     EFFECTIVE DATE AND DURATION OF THE PLAN

     3.1 EFFECTIVE DATE. The Plan shall become effective upon the date of its adoption by the Board. Notwithstanding any provision in the Plan or in any Option Agreement, an Option that is an Incentive Stock Option shall not vest or be exercisable prior to the date upon which the Plan is approved by the stockholders of the Company within twelve months after its adoption by the Board, and if the Plan is not approved by the stockholders of the Company within twelve months after its adoption by the Board, such Option shall not be an Incentive Stock Option.

     3.2 DURATION OF PLAN. No further Awards may be granted under the Plan after ten years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

                                       IV.
                                 ADMINISTRATION

     4.1 COMPOSITION OF COMMITTEE. The Plan shall be administered by a Committee of, and appointed by, the Board. The Committee shall be comprised solely of two or more outside directors (within the meaning of section 162(m) of the Code and applicable interpretative authority thereunder) and constituted so as to permit the Plan to comply with Rule 16b-3, as currently in effect or as hereafter modified or amended, promulgated under the 1934 Act. In the absence of the Board's appointment of such Committee to administer the Plan, the Board shall serve as the Committee.

     4.2 POWERS. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option or nonqualified Option shall be granted, and the number of shares to be subject to each Option or Restricted Stock Award. In making such determinations, the Committee shall take


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into account the nature of the services rendered by the respective Employees,
Consultants, or Directors, their present and potential contribution to the Company's success, and such other factors as the Committee in its discretion shall deem relevant.

     4.3 ADDITIONAL POWERS. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, these additional powers shall include the powers (i) to construe the Plan and the respective agreements executed hereunder, (ii) to prescribe rules and regulations relating to the Plan, (iii) to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and (iv) to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section IV shall be conclusive and binding on all persons.

                                       V.
                          GRANT OF AWARDS; LIMITATIONS;
                            STOCK SUBJECT TO THE PLAN

     5.1 GRANT OF AWARDS. The Committee may from time to time in its discretion grant Awards to one or more Employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Section VI.

     5.2 RESCISSION OF AWARDS ON ACCOUNT OF DETRIMENTAL ACTIVITY. Unless the agreement evidencing an Award specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexpired, unpaid, or deferred Award at any time if the Committee determines that the Holder has engaged in any Detrimental Activity. Upon exercise, payment, or delivery pursuant to an Award, the Holder shall certify in a manner acceptable to the Committee that he has not engaged in any Detrimental Activity. In the event the Committee determines that a Holder has engaged in any Detrimental Activity prior to, or during the six months after, any exercise, payment, or delivery pursuant to an Award, (i) such exercise, payment, or delivery may be rescinded by the Committee within six months of such determination, (ii) in the event of such rescission, the Holder shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery, in such manner and on such terms and conditions as the Committee may require, and (iii) the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Holder by the Company.

     5.3 LIMITATION ON SHARES ISSUED. Subject to adjustment in the same manner as provided in Section IX with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 15,000,000 shares. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an eligible individual during any calendar year may not exceed 2,000,000 shares (subject to adjustment in the same manner as provided in Section IX with respect to shares of Common Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretative authority thereunder, any shares subject to Options that are canceled or repriced. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award.

     5.4 STOCK OFFERED. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.


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                                       VI.
                                   ELIGIBILITY

     6.1 ELIGIBILITY FOR AWARD. Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, or any combination thereof.

                                      VII.
                                  STOCK OPTIONS

     7.1 OPTION PERIOD. The term of each Option shall be as specified by the Committee at the date of grant.

     7.2 LIMITATIONS ON EXERCISE OF OPTION. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee. The Committee in its sole discretion may provide that an Option shall be exercisable only upon the attainment of one or more performance goals or targets established by the Committee, which are based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee,
(8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, or (11) the return on stockholders' equity achieved by the Company.

     7.3 SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS. An Incentive Stock Option may be granted only to an individual who is an Employee at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury regulations, and other administrative pronouncements, which of a Holder's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative.

     7.4 OPTION AGREEMENT. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board or board of directors of any parent or subsidiary corporation (as defined in section 424 of the Code), as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures whereby the Holder, by a properly executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the option price, (ii) the delivery of the shares of Common Stock from the Company directly to a brokerage firm, and (iii) the delivery of the option price from sale or margin loan proceeds from the brokerage firm directly to the Company. Furthermore, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the


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option price therefor ("Stock Appreciation Right"), on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical.

     7.5 OPTION PRICE AND PAYMENT. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Section IX, in the case of an Incentive Stock Option, such purchase price shall not be less than (i) the Fair Market Value of a share of Common Stock on the date such Option is granted, and
(ii) in the case of an Option that is not an Incentive Stock Option, such purchase price shall not be less than 85% of the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

     7.6 STOCKHOLDER RIGHTS AND PRIVILEGES. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

     7.7 OPTIONS AND RIGHTS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER CORPORATIONS. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become Employees as a result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the employing corporation with the result that such employing corporation becomes a subsidiary.

                                      VIII.
                             RESTRICTED STOCK AWARDS

     8.1 FORFEITURE RESTRICTIONS. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance goals or targets established by the Committee, which are based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee,
(8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, or (11) the return on stockholders' equity achieved by the Company,
(ii) the Holder's continued employment as an Employee or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. Each Restricted Stock Award may, in the discretion of the Committee, have different Forfeiture Restrictions. The Forfeiture Restrictions applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph 8.2 and Section IX.

     8.2 OTHER TERMS AND CONDITIONS. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture


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of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death, or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

     8.3 PAYMENT FOR RESTRICTED STOCK. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

     8.4 RESTRICTED STOCK AGREEMENT. At the time any Award is made under this
Section VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

                                       IX.
                       RECAPITALIZATION OR REORGANIZATION

     9.1 NO EFFECT ON BOARD'S OR STOCKHOLDERS' POWER. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company's capital structure or its business, (ii) any merger, share exchange, or consolidation of the Company, (iii) any issue of debt or equity securities ranking senior to or affecting Common Stock or the rights thereof, (iv) the dissolution or liquidation of the Company, (v) any sale, lease, exchange, or other disposition of all or any part of its assets or business, or (vi) any other corporate act or proceeding.

     9.2 ADJUSTMENT IN THE EVENT OF STOCK SUBDIVISION, CONSOLIDATION, OR DIVIDEND. The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

     9.3 ADJUSTMENT IN THE EVENT OF RECAPITALIZATION OR CORPORATE CHANGE.

          9.3.1 If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.

          9.3.2 Notwithstanding any provision in this Paragraph 9.3 or elsewhere in the Plan to the contrary, this Subparagraph 9.3.2 shall only be effective after Metamor Worldwide, Inc. ceases to own ten percent or more of the Common Stock. If a Corporate Change occurs, then no later than (i) ten days after the approval by the stockholders of the Company of a Corporate Change, other than a Corporate Change resulting from any person or entity acquiring or gaining ownership or control of more than 50% of the outstanding shares of the Company's voting stock, or (ii) thirty days after a Corporate Change resulting from a person or entity acquiring or gaining ownership or control of more than 50% of the outstanding shares of the Company's voting stock, the Committee, acting in its sole discretion and without the consent or approval of any Holder, may effect one or more of the following alternatives, which alternatives may vary among individual Holders and which may vary among Options held by any individual Holder: (1) accelerate the vesting of any Options then outstanding, (2) accelerate the time at which Options then outstanding and vested may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (3) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then vested and/or exercisable under the provisions of the Plan or Option Agreement) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each Holder an amount of cash per share equal to the excess, if any, of the amount calculated in Paragraph 9.4 below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (4) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), or (5) provide that the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation, or sale of assets or dissolution if, immediately prior to such merger, consolidation, or sale of assets or dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.

     9.4 CHANGE OF CONTROL VALUE. For the purposes of clause (3) in Paragraph
9.3 above, the "Change of Control Value" shall equal the amount determined in the following clause (i), (ii), or (iii), whichever is applicable: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets, or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Paragraph 9.4 or in Paragraph 9.3 above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

     9.5 OTHER ADJUSTMENTS. In the event of stock dividends, spin offs of assets, or other extraordinary dividends, stock splits, recapitalizations, mergers, consolidations, reorganizations, liquidations, combinations, exchanges, issuances of rights or warrants, or similar transactions or events not otherwise provided for by this Section IX, (i) any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee in its discretion as to the number and price of shares of Common Stock or other consideration subject to such Awards and (ii) the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive and binding on all parties.

     9.6 STOCKHOLDER ACTION. If any event giving rise to an adjustment provided for in the above Paragraphs requires stockholder action, such adjustment shall not be effective until such action has been taken.

     9.7 NO ADJUSTMENT EXCEPT AS PROVIDED HEREIN. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for cash, property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                                       X.
                      AMENDMENT AND TERMINATION OF THE PLAN

     10.1 TERMINATION OF PLAN. The Board in its discretion may terminate the Plan at any time with respect to any shares, class, or series of Common Stock for which Awards have not theretofore been granted.

     10.2 AMENDMENT OF PLAN. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made that would impair the rights of the Holder without the consent of the Holder; and provided, further, that the Board may not, without approval of the stockholders, amend the Plan to (i) increase the maximum aggregate number of shares that may be issued under the Plan or (ii) change the class of individuals eligible to receive Awards under the Plan.

                                       XI.
                                  MISCELLANEOUS

     11.1 NO RIGHT TO AN AWARD. Neither the adoption of the Plan nor any action of the Board or of the Committee hereunder (including, but not limited to, the granting of an Award) shall be deemed to give an Employee, Consultant, or Director any right to be granted an Option, a right to a Restricted Stock Award, or any other rights hereunder except as may be evidenced by an Option Agreement or a Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.

     11.2 UNFUNDED PLAN. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to insure the payment of any Award.

     11.3 NO EMPLOYMENT/CONSULTING/MEMBERSHIP RIGHTS CONFERRED. Nothing contained in the Plan shall (i) confer upon any Employee or Consultant any right with respect to continuation of employment or a consulting or advisory relationship with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate any Employee's employment or any Consultant's consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board or on the board of directors of any parent or subsidiary corporation (as defined in section 424 of the Code).

     11.4 COMPLIANCE WITH OTHER LAWS. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules, or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel to the Company, there is no exemption from the registration requirements of such laws, rules, or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.

     11.5 WITHHOLDING. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

     11.6 NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any parent or subsidiary from taking any corporate action, which is deemed by the Company or such parent or subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Consultant, Director, beneficiary, or other person shall have any claim against the Company or any parent or subsidiary as a result of any such action.

     11.7 RESTRICTIONS ON TRANSFER. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph 7.3) shall not be transferable otherwise than (i) by will or the laws of descent and distribution or (ii) with the consent of the Committee.

     11.8 GOVERNING LAW. The Plan shall be construed in accordance with the laws of the state of Texas.